                                                                Exhibit 2.1


================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                  by and among


                            BEHRMAN CAPITAL II L.P.,
                       a Delaware limited partnership, and
                      STRATEGIC ENTREPRENEUR FUND II, L.P.,
                         a Delaware limited partnership
                                   as "Parent"


                           BEHRMAN CAPITAL TMNG, INC.,
                             a Delaware corporation
                                 as "Merger Sub"


                         MANAGEMENT NETWORK GROUP, INC.,
                              a Kansas corporation
                                as the "Company"


                                       and


                                RICHARD NESPOLA,
                                   MICKY WOO,
                                ALAN STAPLES AND
                                   RALPH PECK
                              as the "Stockholders"


                           Dated as of January 7, 1998

                                TABLE OF CONTENTS

                                                                                         PAGE(S)
                                                                                         -------
ARTICLE I.  THE MERGER.......................................................................2
               1.1.   The Merger.............................................................2
               1.2.   Articles of Incorporation of the Surviving Corporation.................2
               1.3.   Bylaws of the Surviving Corporation....................................2
               1.4.   Directors of the Surviving Corporation.................................2
               1.5.   Officers of the Surviving Corporation..................................2
ARTICLE II.  THE CLOSING.....................................................................3
               2.1.   Closing................................................................3
               2.2.   Closing Deliveries.....................................................3
               2.3.   Effective Time.........................................................5
               2.4.   Effect of the Merger...................................................5
ARTICLE III.  EFFECT OF MERGER ON CAPITAL STOCK..............................................6
               3.1.   Effect on Capital Stock................................................6
               3.2.   Exchanging Company Shares..............................................7
               3.3.   Escrow of Merger Consideration.........................................7
               3.4.   Exchange of Certificates; Procedures...................................7
               3.5.   No Further Rights In Exchanging Company Shares.........................8
               3.6.   Lost Certificates......................................................8
               3.7.   Withholding Rights.....................................................8
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF  THE COMPANY AND THE STOCKHOLDERS.............8
               4.1.   Organization, Existence and Good Standing..............................8
               4.2.   Subsidiaries...........................................................9
               4.3.   Company Capital Stock..................................................9
               4.4.   Power and Authority...................................................10
               4.5.   Legal Proceedings.....................................................10
               4.6.   Financial Statements..................................................11
               4.7.   No Undisclosed Liabilities............................................11
               4.8.   No Violation..........................................................11
               4.9.   Material Contracts....................................................12
               4.10.  Compliance With Law; Consents and Authorizations......................13
               4.11.  Insurance.............................................................14
               4.12.  Tax Matters...........................................................14
               4.13.  Employee Benefit Plans................................................17
               4.14.  Licenses; Accreditation and Regulatory Approvals......................18
               4.15.  Absence of Certain Changes or Events..................................18
               4.16.  Personal Property.....................................................21
               4.17.  Real Property.........................................................21
               4.18.  Customers.............................................................21
               4.19.  Receivables; Payables.................................................22

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
               4.20.  Transactions with Affiliates..........................................22
               4.21.  Restricted Cash.......................................................22
               4.22.  Commissions and Fees..................................................22
               4.23.  Environmental Matters.................................................22
               4.24.  Labor Matters.........................................................23
               4.25.  Intellectual Property.................................................23
               4.26.  Disclosure............................................................25

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........................25
               5.1.   Organization. Existence and Good Standing.............................25
               5.2.   Power and Authority...................................................26
               5.3.   Legal Proceedings.....................................................26
               5.4.   Consents and Approvals; No Violation..................................26
               5.5.   No Prior Activities...................................................27
               5.6.   Merger Sub Common Stock...............................................27
               5.7.   Commissions and Fees..................................................27
ARTICLE VI.  ACCESS TO INFORMATION AND DOCUMENTS............................................27
               6.1.   Access to Information and Documents...................................27
ARTICLE VII.  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.................................28
               7.1.   Affirmative Covenants.................................................28
               7.2.   Negative Covenants....................................................29
               7.3.   No Solicitations......................................................31
               7.4.   Approval of Merger....................................................32
               7.5.   Fees and Expenses.....................................................32
               7.6.   Stock Split...........................................................32
ARTICLE VIII.  FINANCING....................................................................32
               8.1.   Financing.............................................................32

ARTICLE IX.  COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND PARENT..........................33
               9.1.   Public Disclosures....................................................33
               9.2.   Notification of Certain Matters.......................................33
               9.3.   Other Actions.........................................................33
               9.4.   Regulatory and Other Authorizations; Consents.........................34
               9.5.   Option Pool...........................................................34
               9.6.   Tax Returns; Responsibility for Certain Tax Matters...................35
               9.7.   Principals and Practice Leaders.......................................36
               9.8.   Distribution to Stockholders..........................................37
               9.9.   Company Disclosure Schedule...........................................37
ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER...............................................37
               10.1.  Termination...........................................................37
               10.2.  Effect of Termination.................................................38

ARTICLE XI.  CONDITIONS TO CLOSING..........................................................38
               11.1.  Mutual Conditions.....................................................38

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
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
               11.2.  Conditions to Obligations of Parent and Merger Sub....................38
               11.3.  Conditions to Obligations of the Company and the Stockholders.........40

ARTICLE XII.  ESCROW........................................................................41
               12.1.  Establishment of Escrow...............................................41
               12.2.  Escrow for Indemnification............................................41
               12.3.  Distribution of Escrowed Funds........................................41
               12.4.  Controlling Document..................................................41
ARTICLE XIII.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..................41
               13.1.  Survival; Indemnification.............................................41
               13.2.  Limitations on Indemnity..............................................43
               13.3.  Procedure; Third Party Claims.........................................44
               13.4.  Survival of Representations and Warranties of Parent and Merger Sub;
                      Indemnification.......................................................44
ARTICLE XIV.  MISCELLANEOUS.................................................................45
               14.1.  Notices...............................................................45
               14.2.  Further Assurances....................................................46
               14.3.  Governing Law.........................................................46
               14.4.  "Material Adverse Effect"or "Material Adverse Change".................46
               14.5.  Taxes.................................................................46
               14.6.  Captions..............................................................47
               14.7.  Integration of Schedule and Exhibits..................................47
               14.8.  Entire Agreement; No Third-Party Beneficiaries........................47
               14.9.  Counterparts..........................................................47
               14.10. Binding Effect; No Assignment.........................................47
               14.11. Severability..........................................................47
               14.12. Waivers and Amendments................................................48
               14.13. Specific Performance..................................................48

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of January 7, 1998, by and among BEHRMAN CAPITAL II L.P., a Delaware limited partnership and STRATEGIC ENTREPRENEUR FUND II, L.P., a Delaware limited partnership (collectively, "Parent"), BEHRMAN CAPITAL TMNG, INC., a Delaware corporation ("Merger Sub"), MANAGEMENT NETWORK GROUP, INC., a Kansas corporation (the "Company"), and RICHARD NESPOLA, MICKY WOO, ALAN STAPLES and RALPH PECK, each an individual (collectively, the "Stockholders").

                              W I T N E S S E T H:

        WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company has determined that it is in the best interests of its stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"), and such Boards of Directors have approved such Merger, pursuant to which (a) 8,250 shares (or 27,000,000 shares after giving effect to the Stock Split, as defined in Section 7.6) of common stock, par value $1.00 per share, of the Company ("Common Stock") and (b) all issued and outstanding shares of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3 hereof) of the Merger will be converted into the right to receive the consideration set forth in Article III hereof;

        WHEREAS, the Stockholders represent all of the stockholders of the Company as of the date hereof and, as an inducement for Parent to enter into this Agreement, each of the Stockholders of the Company agrees to enter into this Agreement and, further, to vote all voting securities of the Company beneficially owned by him in favor of approval and adoption of this Agreement and the transactions contemplated hereby, and to take any further actions as may be required to approve this Agreement and the transactions contemplated hereby;

        WHEREAS, each of the Parent, Merger Sub, the Company and each Stockholder desires to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger;

        WHEREAS, simultaneously with the consummation of the Merger, (a) Parent, the Stockholders and the Company shall enter into a Stockholders Agreement (the "Stockholders Agreement") in the form attached hereto as Exhibit A; (b) Parent, the Stockholders and the Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit B; (c) Parent, each of the Stockholders and the Company shall enter into a Noncompete Agreement (the "Noncompete Agreement") in the form attached hereto as Exhibit C; (d) the Company and each of the Stockholders shall enter into an Employment Agreement (the "Employment Agreement") in the form attached hereto as Exhibit D-1 through Exhibit D-4; (e) Parent, the Stockholders and the Company shall enter into an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit E; and

        WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

        NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

        1.1. The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the General Corporation Code of the State of Kansas (the "KGCC") and the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the KGCC. The Merger shall have the effects set forth in the KGCC and Section 252 of the DGCL.

        1.2. Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended or repealed in accordance with the laws of the State of Kansas, such Articles of Incorporation and the Bylaws of the Company.

        1.3. Bylaws of the Surviving Corporation. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Kansas, the Articles of Incorporation of the Company and such Bylaws.

        1.4. Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall be comprised of the directors of Merger Sub immediately prior to the Effective Time until their respective successors are duly elected and qualified. The Company shall cause each director of the Company and each of its Subsidiaries which are corporations, to tender his or her resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time. Parent and Merger Sub shall take all necessary action to elect Richard P. Nespola and Micky K. Woo to the Board of Directors of Merger Sub immediately prior to the Effective Time. Following the Closing, Parent and the Stockholders shall elect directors of the Company in accordance with the terms and provisions of the Stockholders Agreement, the Articles of Incorporation and Bylaws of the Company, each as then in effect, and applicable law.

        1.5. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                                   ARTICLE II.

                                   THE CLOSING

        2.1. Closing. The closing for the Merger (the "Closing") shall take place at the offices of Latham & Watkins, 53rd at Third, Suite 1000, 885 Third Avenue, New York, New York 10022 as soon as practicable on a day (the "Closing Date") following the satisfaction or waiver of each of the conditions set forth in Article XI hereof, or at such other date, time and place as the parties hereto shall agree.

        2.2.    Closing Deliveries.

                (a) At the Closing, the Company and the Stockholders shall deliver to Parent the following, duly executed by the Company and/or the Stockholders (as applicable):

                        (i) Resolutions. Copies of (1) resolutions of the Board of Directors of the Company certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, duly authorizing and approving (x) the Stock Split (as defined in Section 7.6) and (y) the Merger, the execution, delivery and performance of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby and (2) unanimous resolutions adopted by the Stockholders duly approving (x) the Stock Split and
(y) the Merger, the execution, delivery and performance of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby.

                        (ii)    Share Certificates. Certificates representing
(1) the shares of Common Stock of the Surviving Corporation into which the shares of common stock of Merger Sub are converted pursuant to Section 3.1(a), which certificates shall be duly registered in such name as Parent shall have specified to the Company prior to the Closing and (2) the Exchanging Company Shares.

                        (iii) Resignations. Resignations of Faye Nespola and of all directors of the Company and each of its Subsidiaries (as defined herein) made effective as of the Closing.

                        (iv) Stockholders Agreement. The Stockholders Agreement in the form attached hereto as Exhibit A (the "Stockholders Agreement").

                        (v) Registration Rights Agreement. The Registration Rights Agreement in the form attached hereto as Exhibit B ("the Registration Rights Agreement").

                        (vi) Noncompete Agreement. The Noncompete Agreement in the form attached hereto as Exhibit C (the "Noncompete Agreement").

                        (vii) Employment Agreements. Employment Agreements in the form attached hereto as Exhibit D-1 through Exhibit D-4 executed by the Company and the applicable individual signatory thereto (individually an "Employment Agreement" and collectively the "Employment Agreements").

                        (viii) Escrow Agreement. The Escrow Agreement in the form attached hereto as Exhibit E (the "Escrow Agreement").

                        (ix) Opinion of Counsel. An opinion of Shughart, Thomson & Kilroy, substantially in the form attached hereto as Exhibit F.

                        (x) Letters of Intent. Letters of Intent outlining the employment terms of each of the following individuals in form and substance satisfactory to Parent (individually a "Letter of Intent" and collectively the "Letters of Intent"): (1) Carol Bleeker, Kim Cole, Linda Gimnich and Ed Shanahan (collectively, the "Principals") and (2) to the extent available, Peter D'Agostino, Valarie Finberg, Bob Jaczewski and Robert Segat (collectively, the "Practice Leaders"). The Company shall not be required to deliver a Letter of Intent with respect to any Practice Leader at or prior to the Effective Time.

                        (xi) Certificates of Good Standing. A certificate of good standing for the Company from the Secretary of State of the State of Kansas and for each Subsidiary from its jurisdiction of organization.

                        (xii) Merger Filings. The Kansas Articles of Merger and the Delaware Certificate of Merger (as such terms are defined in Section 2.3) which must be filed with the Secretaries of State of the States of Kansas and Delaware, respectively, in order to consummate the Merger.

                        (xiii) Stock Split Amendments. Amendments to the Articles of Incorporation of the Company properly adopted and filed with the Secretary of State of the State of Kansas effecting the Stock Split (as defined in Section 7.6).

                        (xiv) Conditions Precedent. Evidence reasonably satisfactory to Parent that all conditions to Parent's obligations hereunder have been satisfied or properly waived.

                (b) At the Closing, Parent, Merger Sub and the Company shall deliver or cause to be delivered to the Stockholders (i) the Merger Consideration for the Exchanging Company Shares, as described in Section 3.1(c) and (ii) the Employment Agreements.

                (c) At the Closing, Parent shall deliver to the Company and the Stockholders the following, duly executed by Parent or Merger Sub (as applicable):

                        (i) Resolutions. Copies of resolutions of Parent and Merger Sub certified by a Secretary, Assistant Secretary or other appropriate officer of Parent and Merger Sub, respectively, duly authorizing and approving the Merger, the execution, delivery and performance of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby.

                        (ii)    Stockholders Agreement. The Stockholders
Agreement.

                        (iii) Registration Rights Agreement. The Registration Rights Agreement.

                        (iv)    Noncompete Agreement. The Noncompete Agreement.

                        (v)     Escrow Agreement. The Escrow Agreement.

                        (vi) Certificates of Good Standing. A certificate of good standing for each of Parent and Merger Sub from the Secretary of State of the State of Delaware.

                        (vii) Merger Filings. The Kansas Articles of Merger and the Delaware Certificate of Merger (as such terms are defined in Section 2.3) which must be filed with the Secretaries of State of the States of Kansas and Delaware, respectively, in order to consummate the Merger.

                        (viii) Conditions Precedent. Evidence reasonably satisfactory to the Company and the Stockholders that all conditions to their respective obligations hereunder have been satisfied or properly waived.

        2.3. Effective Time. Subject to the provisions of this Agreement, the parties shall file (a) an Agreement and Plan of Merger and Articles of Merger (collectively, the "Kansas Articles of Merger") executed in accordance with the relevant provisions of the KGCC and (b) a certificate of merger (the "Delaware Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the KGCC and the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at the latest of such time as (i) the Kansas Articles of Merger is duly filed with the Kansas Secretary of State, (ii) the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State, or
(iii) at such other time as the Company and Parent shall agree should be specified in the Kansas Articles of Merger (the "Effective Time").

        2.4. Effect of the Merger. When the Merger has been effected, the separate existence of Merger Sub shall cease, the Surviving Corporation shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a corporation organized under Kansas law, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of Merger Sub and the Company (together, the "Constituent Corporations"); all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging to or due each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations so merged; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the respective properties of the Constituent Corporations and the Surviving

Corporation shall be impaired by the Merger, all with the effect set forth in the KGCC and the DGCL.

                                  ARTICLE III.

                        EFFECT OF MERGER ON CAPITAL STOCK

        3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock or any holder of shares of common stock of Merger Sub:

                (a) Common Stock of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become a number of fully paid and nonassessable shares of Common Stock of the Surviving Corporation following the Merger equal to the quotient of (i) the number of Exchanging Company Shares divided by (ii) the number of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time. At the Effective Time, Parent, as the sole holder of the Merger Sub Common Stock, shall surrender any and all certificates representing such Merger Sub Common Stock to the Surviving Corporation and shall be entitled to receive in exchange therefor certificates representing the number of shares of Common Stock of the Surviving Corporation into which the Merger Sub Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in this
Section 3.1(a). From and after the Effective Time, until so surrendered, each certificate theretofore representing shares of issued and outstanding Merger Sub Common Stock shall be deemed for all corporate purposes to evidence the number of shares of Common Stock of the Surviving Corporation into which such shares of Merger Sub Common Stock shall have been converted.

                (b) Cancellation of Treasury Stock. Each share of Common Stock that is owned by the Company or by any Subsidiary shall automatically be canceled, retired and extinguished and shall cease to exist without payment of any consideration therefor.

                (c) Conversion of Exchanging Company Shares. Each Exchanging Company Share shall be converted into the right to receive in cash by wire transfer of immediately available funds (i) $42,400,000 (of which an aggregate of $17,000,000 shall be placed in escrow in accordance with the provisions of
Section 3.3 and Article XII hereof) divided by (ii) the total number of Exchanging Company Shares (the "Merger Consideration").

                (d) Status of the Exchanging Company Shares. As of the Effective Time, all Exchanging Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 3.3, without interest.

                (e) Non-Exchanging Company Shares. All shares of Common Stock other than Exchanging Company Shares held by the Stockholders immediately prior to the Effective

Time shall be automatically deemed, as of the Effective Time and without any action by the holders thereof, to be shares of Common Stock of the Surviving Corporation. Such shares of Common Stock shall have no rights to the Merger Consideration or any other rights arising solely from the Merger.

                (f) Waiver of Dissenters' Rights. Each Stockholder hereby waives any rights for appraisal with respect to all Exchanging Company Shares held by him arising under the provisions of the KGCC in connection with the Merger.

        3.2. Exchanging Company Shares. As used in this Agreement, (i) "Exchanging Company Shares" means 8,250 (or 27,000,000 after giving effect to the Stock Split) issued and outstanding shares of Common Stock (excluding shares to be canceled in accordance with Section 3.1(b)) representing in the aggregate 60% of the fully diluted and outstanding capital stock of the Company at the Effective Time, of which 4,125 shares (or 13,500,000 shares after giving effect to the Stock Split) are held by Richard Nespola, 1,650 shares (or 5,400,000 shares after giving effect to the Stock Split) are held by Micky Woo, 1,650 shares (or 5,400,000 shares after giving effect to the Stock Split) are held by Alan Staples and 825 shares (or 2,700,000 shares after giving effect to the Stock Split) are held by Ralph Peck.

        3.3. Escrow of Merger Consideration. Notwithstanding the provisions of this Article III, $17,000,000 of the Merger Consideration shall be placed in escrow pursuant to the provisions of Article XII hereof and the Escrow Agreement in effect pursuant thereto.

        3.4. Exchange of Certificates; Procedures. (a) At the Effective Time, each record holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding Exchanging Company Shares (the "Certificates") whose Exchanging Company Shares were converted into the right to receive the Merger Consideration shall be entitled to surrender his Certificates to Parent for cancellation in exchange for the Merger Consideration and, subject to receipt of such certifications as Parent may reasonably request, Parent and the Company hereby agree to cause such Merger Consideration to be paid to such Stockholder at such time. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. It shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, no party hereto shall be liable to a holder of Exchanging Company Shares for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered at the Effective Time, the payment in respect of such Certificates shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation, free and clear of all claims of interest of any person previously entitled thereto.

                (b) From and after the Effective Time, there shall be no transfers on the share transfer books of the Surviving Corporation of the Exchanging Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for payment, they may, in the sole and absolute discretion of Parent, be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in Section 3.1 and this Section 3.4.

        3.5. No Further Rights In Exchanging Company Shares. The Merger Consideration received by any Stockholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Stockholder's Exchanging Company Shares. At the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Exchanging Company Shares.

        3.6. Lost Certificates. Notwithstanding the provisions of Section 3.4, in the event any Certificate which immediately prior to the Effective Time represented outstanding Exchanging Company Shares has been lost, stolen or destroyed (a "Lost Certificate"), upon the making of an affidavit of that fact no later than the Effective Time by the person claiming such Certificate to be lost, stolen or destroyed and an agreement to indemnify Parent against any claim that may be made against it with respect to such Certificate, Parent will deliver the Merger Consideration to which the Exchanging Company Shares were entitled in respect of such Lost Certificate.

        3.7. Withholding Rights. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent or the Surviving Corporation (as applicable) is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation (as applicable) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Exchanging Company Shares in respect of which such deduction and withholding was made.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

        The Company and each of the Stockholders, severally but not jointly, represent and warrant to Parent and Merger Sub as follows, subject to qualification by the specific disclosures set forth in the written statement signed by the Chief Executive Officer of the Company and delivered to Parent at least five (5) business days following the date hereof (the "Company Disclosure Schedule"), which disclosure shall expressly reference the representations and warranties so qualified:

        4.1. Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all necessary corporate power to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as presently conducted, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section
14.4 hereof) on the Company. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

        4.2. Subsidiaries. (a) Section 4.2(a) of the Company Disclosure Schedule lists all Subsidiaries of the Company. As used in this Agreement, "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, in which the Company is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by the Company and/or by any one or more of its Subsidiaries including, without limitation, TMNG Europe Limited.

                (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each Subsidiary has all necessary corporate power to own, lease or operate its properties and assets owned, leased or operated by it and to carry on its business as presently conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of properties and assets owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on the Company. True and complete copies of the Articles of Incorporation or Bylaws of each Subsidiary, each as amended to the date of this Agreement, have been heretofore made available to Parent.

        4.3. Company Capital Stock. Without giving effect to the Stock Split (as defined in Section 7.6), the Company's authorized capital stock consists of 20,000 shares of Common Stock, all of which hold equal voting rights under the Articles of Incorporation, and 20,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). Without giving effect to the Stock Split, 13,750 shares of Common Stock are issued and outstanding on the date hereof, and no shares of Preferred Stock are issued and outstanding on the date hereof. After giving effect to the Stock Split, the Company's authorized capital stock will consist of 60,000,000 shares of Common Stock, all of which shall hold equal voting rights under the Articles of Incorporation. After giving effect to the Stock Split, 45,000,000 shares of Common Stock will be issued and outstanding. The Common Stock constitutes all of the issued and outstanding shares of capital stock of the Company. Except as set forth on Section 4.3 of the Company Disclosure Schedule, all of the issued and outstanding shares of Common Stock are held by the Stockholders and are duly and validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The stockholders of all issued and outstanding shares of Common Stock, together with number, class and series of such stock held by each Stockholder, prior to and following the Stock Split, are set forth in Section 4.3 of the Company Disclosure Schedule. All shares of nonvoting Common Stock of the Company which were issued or authorized by the Company prior to the date hereof were properly converted into shares of Common Stock such that as of the date hereof and at the Effective Time there are no shares of nonvoting Common Stock authorized and issued by the Company and all shares of Common Stock issued or authorized by the Company hold equal voting rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, no Person holds any Company Equity Rights. As used herein, "Company Equity Rights" means any options, warrants, rights of conversion or agreements, arrangements or commitments (whether or not in writing) obligating the Company (with or without consideration and whether or not presently exercisable or convertible) to issue or sell shares of its capital stock. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Common Stock.

        4.4. Power and Authority. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto and to consummate the transactions contemplated hereby and thereby, and has taken all action required by all applicable Laws (as defined in Section 4.8), its Articles of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and the agreements attached as exhibits hereto and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements attached as exhibits hereto by the Company, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. As of the date hereof, the Board of Directors of the Company has duly approved this Agreement, has determined that the Merger is in the best interests of the Company and its stockholders and has resolved to recommend the adoption of this Agreement and the Merger by its stockholders. This Agreement has been duly executed and delivered by the Company and each Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company and each Stockholder, enforceable against the Company and each Stockholder in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4.5. Legal Proceedings. (a) Except as set forth in Section 4.5 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, litigation, governmental investigation or other proceeding (each, an "Action") pending against the Company or any Subsidiary or any Stockholder or its properties or business, or the transactions contemplated by this Agreement. To the knowledge of the Company and each Stockholder, there is no Action threatened against the Company or any Subsidiary or any Stockholder or its properties or business, or the transactions contemplated by this Agreement, which is reasonably likely to have a Material Adverse Effect on the Company or any Subsidiary. Except as set forth in Section 4.5 of the Company Disclosure Schedule, none of the Company or any Subsidiary or their respective assets and properties is subject to any material order, judgment, injunction, decree, stipulation or determination entered by or with any government, governmental or regulatory authority, board, agency or other entity, or any court, tribunal or judicial body, whether federal, state or local (each, a "Governmental Authority"). Section 4.5 of the Disclosure Schedule sets forth all closed litigation matters to which the Company or any Subsidiary was a party during the five years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

        4.6. Financial Statements. The Company has heretofore furnished to Parent copies of the following financial statements: the audited consolidated balance sheets of the Company as of December 31, 1995 and December 31, 1996 and September 30, 1997, and the audited consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two (2) year periods ended December 31, 1996 and the nine month period ended September 30, 1997 (the "Latest Statement Date"), together with the notes thereto, and the unqualified opinion of Deloitte & Touche LLP, the Company's independent auditors (collectively, the "Company Financial Statements"). The Company Financial Statements are true and correct in all material respects and fairly present the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company as of the dates and for the periods ended. Each of the Company Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis except as disclosed in the footnotes thereto.

        4.7. No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether accrued, absolute, fixed or contingent, except (a) to the extent reflected and accrued for or properly reserved against in the Company Financial Statements, (b) for liabilities disclosed in Section 4.7 of the Company Disclosure Schedule, or (c) for liabilities and obligations not exceeding $25,000 individually or in the aggregate which have arisen after the Latest Statement Date in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit).

        4.8. No Violation. Except as set forth in Section 4.8 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the agreements attached as exhibits hereto, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of the respective organizational documents of the Company or any Subsidiary, (b) to the knowledge of the Company and the Stockholders, violate any order, decree, injunction, judgment, ruling, law, statute, regulation, rule or other determination of any Governmental Authority (collectively, "Laws") applicable to the Company, any Subsidiary or any Stockholder, (c) require the giving of notice to any party to a Material Contract or accord any such party the right to modify or terminate a Material Contract, (d) require the making of any payment, other than payments as expressly contemplated by this Agreement, to any employee of the Company or any Subsidiary, or any other Person or (e) conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the shares of Common Stock or the properties or assets of the Company or any Subsidiary pursuant to, (i) any Material Contract or (ii) any material License (as defined in Section 4.14) held by the Company or any Subsidiary. Except as set forth in Section 4.8 of the Company Disclosure Schedule, all shares of the Company's Common Stock are free and clear of any Encumbrances. As used in this Agreement, "Person" means any individual, partnership, limited liability company, limited liability partnership, trust, estate, joint venture, corporation, unincorporated association, government bureau or agency or other entity of any nature. As used in this Agreement, "Encumbrance" means any security interests, pledges, mortgages, liens, charges, adverse claims of ownership, voting restrictions, limitations on transfer or proxies or use or other encumbrances of any kind.

        4.9. Material Contracts. (a) Section 4.9(a) of the Company Disclosure Schedule sets forth the following contracts (collectively, along with each Lease, "Material Contracts") in effect as of the date of this Agreement to which the Company or any Subsidiary is a party:

                        (i) any commitment, contract (excluding any customer contract) or agreement that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company or any Subsidiary of more than $25,000 within 1997 or 1998;

                        (ii) any commitment, contract, agreement, note or other instrument with any customer of the Company, which is currently in force and effect and pursuant to which the Company has received within calendar year 1997, or expects to receive in calendar year 1998, at least $100,000;

                        (iii) each contract or agreement between the Company or any Subsidiary, or Chelsea Consulting, Inc., EFS Group, Inc. or an Affiliate of a Stockholder, on the one hand, and an individual or entity rendering professional consulting services as a contractor to a customer of the Company or any Subsidiary, on the other hand, whether or not the Company or any Subsidiary is a party to such contract or agreement, including, without limitation, each contract or agreement between any Stockholder or its Affiliates and any third party involving the provision of professional consulting services;

                        (iv) any employment agreements (including without limitation any arrangements or obligations with respect to severance, change in control or termination pay) with any officer, director or employee of the Company or any Subsidiary;

                        (v) all partnership, joint venture or similar agreements to which the Company or any Subsidiary is a party;

                        (vi) any note, loan, letter of credit, contract relating to indebtedness for borrowed money or capitalized leases, or other contract in respect of which the Company or any Subsidiary is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity, the amount of which shall individually or in the aggregate exceed $25,000;

                        (vii) any indemnity arrangement arising in connection with any sale or disposition of assets (other than sales of assets in the ordinary course of business);

                        (viii) any acquisition or disposition contracts of the Company or any Subsidiary under which a party thereto remains obliged to pay moneys or perform;

                        (ix) all contracts, agreements and commitments with any Governmental Authority or with any labor union;

                        (x) agreements or commitments for capital expenditures in excess of $10,000 for any single project;

                        (xi) all patent, trademark, service mark, trade name, copyright and franchise licenses, royalty agreements or similar contracts;

                        (xii) any material agreements relating to the licensure or ownership of the hardware or software utilized in the Company's or any Subsidiary's information systems; and

                        (xiii) each contract, agreement or commitment to which the Company or any Subsidiary is a party (A) limiting the right of the Company or any Subsidiary prior to or after the Closing Date, or the Parent or any of its subsidiaries or Affiliates at or after the Closing Date, (1) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any Subsidiary prior to or after the Closing Date, or the Parent or any of its subsidiaries or affiliates after the Closing Date or (2) to solicit any customer or client or (B) containing "most favored nations" or similar provisions affecting the pricing terms of contracts to which it is a party.

                (b) Each Material Contract, and each other material contract, agreement or commitment entered into between the date hereof and the Effective Time which would have been required to be disclosed in Section 4.9(a) of the Company Disclosure Schedule had such contract, agreement or commitment been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding obligation, and there is not, nor has there been (i) any material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any Subsidiary or, to the knowledge of the Company or any Subsidiary, any other party, in the timely performance of any obligation to be performed or paid under any such Material Contract or any such other material contract or agreement as described above, (ii) to the knowledge of the Company, any threat of cancellation or termination of any such Material Contract, (iii) any contract, agreement or commitment that has been canceled or otherwise terminated within the last 12 months which would have been such a Material Contract had such contract or agreement not been canceled or terminated, or (iv) any modification or amendment to any such Material Contract, subsequent to its delivery to Parent, except as specifically described in Section 4.9(a) of the Company Disclosure Schedule.

        4.10. Compliance With Law; Consents and Authorizations. (a) To the knowledge of the Company and each Stockholder, except as set forth in Section
4.10 of the Company Disclosure Schedule, each of the Company and each Subsidiary has, in all material respects, operated its business in compliance with applicable Law and it and its business are not in violation of any Law applicable to such Company or Subsidiary, which violation could have a Material Adverse Effect.

                (b) No consent, authorization, license, approval, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other third party, is required to be made or obtained by any Stockholder, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 4.10(b) of the Company Disclosure Schedule or as expressly contemplated by the terms of this Agreement.

        4.11. Insurance. Section 4.11 of the Company Disclosure Schedule lists all material insurance policies or binders covering the assets, employees and operations of as of the date hereof, showing the insurers, limits, type of coverage, annual premiums, deductibles and expiration dates. All such policies or binders are in full force and effect. Such policies and binders insure against risks and liabilities, and in amounts and terms and conditions, sufficient to comply with applicable Law and all Material Contracts. To the Company's knowledge, neither the Company nor any Subsidiary is in default with respect to any provision contained in any such policy or binder.

        4.12. Tax Matters. (a) The Company and each of its Subsidiaries has timely filed with the appropriate Tax (as defined in Section 14.5) authorities all Tax Returns (as defined in Section 14.5) required to be filed by it or on its behalf on or prior to the date hereof, and such Tax Returns are true, complete and correct. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file a Tax Return, nor has any such extension been requested by the Company or any Subsidiary. No claim has been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary may be subject to Taxation by the jurisdiction.

                (b) With respect to all amounts in respect of Taxes imposed on the Company and its Subsidiaries or for which the Company or any Subsidiary is liable, whether to taxing authorities or to other persons or entities, with respect to all taxable periods or portions of taxable periods ending on or before the Closing, all applicable Tax laws and agreements with respect to Taxes have been complied with in all respects, and all such amounts required to be paid by the Company or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

                (c) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                (d) No dispute or claim has been raised or claimed by any taxing authority in connection with or relating to any Taxes of the Company or any Subsidiary, and none of the Company, any Subsidiary, or any Stockholder has any actual or constructive knowledge that such an issue will be raised. There are no outstanding waivers of statute of limitations with respect to any Tax Return or report of the Company or any Subsidiary and no request for any such waiver is pending. Section 4.12 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable period ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Stockholders have delivered to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any of its Subsidiaries since December 31, 1993.

                (e)     Other than Encumbrances for Taxes contemplated by
Section 4.16(b) or disclosed pursuant to Section 4.16(d), there are no Encumbrances on any assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                (f) None of the Company or any Subsidiary has made any payments, is obligated to make any payments or is a party to any contract, agreement, plan or arrangement that under certain circumstances could obligate it to make any payments, separately or in the aggregate, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local, or foreign income Tax law) or subject to excise Tax to the recipient under Section 4999 of the Code (or any corresponding provision of state, local, or foreign income Tax law).

                (g) Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

                (h) None of the Company or any Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by it or any Subsidiary.

                (i) The Company has been a validly electing "S corporation" within the meaning of Section 1361 and 1362 of the Code at all times during its existence and will be a validly electing "S corporation" up to and including the day before the Closing Date.

                (j) Section 4.12 of the Company Disclosure Schedule identifies each Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown next to its name on the Company Disclosure Schedule up to and including the day before the Closing Date.

                (k) None of the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

                (l) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                (m) None of the assets of the Company nor of any Subsidiary directly or indirectly secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law).

                (n) None of the assets of the Company nor of any Subsidiary is "Tax-exempt use property" within the meaning of Section 168(h) of the Code (or any corresponding provision of state, local, or foreign income Tax law).

                (o) None of the Company nor any of its Subsidiaries has ever agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law) by reason of a change in accounting method or otherwise.

                (p) None of the Company nor any of its Subsidiaries has ever participated in or is now participating in an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, local, or foreign income Tax law). Neither the Company nor any Subsidiary has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and the relevant foreign jurisdiction.

                (q) The Company is not a personal holding company within the meaning of Section 542 of the Code.

                (r) Neither the Company nor any Subsidiary is a party to or is bound by any Tax-indemnity, Tax-sharing, or Tax-allocation agreement.

                (s) The Company Financial Statements include all reserves for matters concerning Taxes as are required under GAAP. The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax bases and carry forwards) set forth or included in the Company Financial Statements, as adjusted for the passage of time through the Closing, in accordance with GAAP.

                (t) No Subsidiary organized under the laws of a country other than the United States (the "Foreign Subsidiaries") has any investment in U.S. property within the meaning of Code Section 956.

                (u) None of the Company or any Subsidiary has entered into transfer pricing agreements or other like arrangements with respect to the United States or any foreign jurisdiction.

                (v) None of the Foreign Subsidiaries is (i) engaged in a United States trade or business for federal income Tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code. Section 4.12 of the Company Disclosure Schedule sets forth for each of the Foreign Subsidiaries: (1) the amount of current and accumulated earnings and profits as of the date hereof and the amount expected as of the Closing Date; and (2) the amount of previously taxed income within the meaning of Section 959 of the Code as of the date hereof and the amount expected as of the Closing Date. None of Parent, the Company, nor any Subsidiary would be required to include any amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of any such Foreign Subsidiary were deemed to end on the Closing Date after the Closing. Neither the Company nor any Subsidiary knows of any proposed or planned change in the Tax laws of any foreign jurisdiction that could, if enacted, materially increase the Taxes payable by or on behalf of any of the Company or its Subsidiaries.

        4.13. Employee Benefit Plans. (a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has established or maintains, is obligated to make contributions to or under or otherwise participate in, or has any liability or obligations with respect to (i) any bonus, stock option, stock purchase, stock appreciation, phantom stock or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). All such plans (individually, a "Plan" and, collectively, the "Plans") have been operated and administered in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company or any Subsidiary has resulted in a "prohibited transaction" (as defined in ERISA and in Section 4975 of the Code) with respect to the Plans that is not subject to a statutory or regulatory exception or in any breach of fiduciary duty under Title I of ERISA. Neither the Company nor any Subsidiary has previously made, is currently making, or is obligated in any way to make, any contributions to, or has any liability or obligations with respect to, any multiemployer plan within the meaning of
Section 3(37) or Section 4001(a)(3) of ERISA or any pension plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any Subsidiary has any obligation, under any Plan or otherwise, to provide any employee or former employee with any postretirement, medical, life or other welfare benefit, except as required by Section 4980B of the Code. The Internal Revenue Service has issued, with respect to each Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code, respectively, a favorable determination letter with respect to such qualification and tax-exempt status for all periods from the effective date of each Plan to date. The Company has no knowledge of any facts which exist or any events which have occurred that would adversely effect such qualification and tax-exempt status. All contributions required to be made to any Plan by the Company or any Subsidiary has been made when due on a timely basis. Neither the Company nor any Subsidiary is or at any time has been a member of a "controlled group of corporations" with or under "common control" with any corporation or any trades or businesses.

                (b) True and complete copies of each of the following documents have been delivered by the Company with respect to each Plan: (i) each Plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of the Company or any Subsidiary,
(ii) for the three (3) most recent Plan years, Annual Reports on Form 5500 Series filed with any governmental agency for each Plan which is subject to such filing requirement and (iii) the most recent determination letter issued by the Internal Revenue Service for each Plan which is intended to be qualified under
Section 401(a) of the Code.

        4.14. Licenses; Accreditation and Regulatory Approvals. To the knowledge of the Company and each Stockholder, the Company and each Subsidiary hold all material licenses, permits, franchises, certificates of need and other governmental or regulatory authorizations and approvals which are needed or required by Law with respect to their businesses, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"). To the knowledge of the Company and each Stockholder, all such Licenses are in full force and effect and each of the Company and each Subsidiary is in compliance with all conditions and requirements of the Licenses and with all rules and regulations relating thereto, except as set forth in Section 4.14 of the Company Disclosure Schedule. To the knowledge of the Company and each Stockholder, no such License has been revoked, conditioned or restricted except as for customary conditions or restrictions or as can be cured by the Company or its Subsidiaries within the period allowed by the applicable Governmental Authority for such cure without having a material and adverse effect upon such Company or its Subsidiaries or their businesses, and no Action is pending, or to the Company's knowledge, threatened which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License.

        4.15.   Absence of Certain Changes or Events. Except as set forth in
Section 4.15 of the Company Disclosure Schedule, since the Latest Statement Date to the date of this Agreement there has not been:

                (a) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company or any Subsidiary;

                (b) any change by the Company or any Subsidiary in its accounting methods, principles or practices, other than such changes required by GAAP or except as may be disclosed in the footnotes to the Company's Financial Statements;

                (c) except in association with attempting to recruit independent contractors to become employees upon terms and conditions disclosed to Parent, any (i) increase in the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company or such Subsidiary who are not directors or officers of the Company or such Subsidiary; (ii) grant of any severance or termination pay (other than pursuant to the normal severance policy of the Company or such Subsidiary as in effect on the date of this Agreement) to, or entry into any employment or severance agreement with, any director, officer or employee; or (iii) grant or promise of an increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (except as may be contractually required under Law), or (iv) grant or promise of any other increase in the compensation payable or to become payable to directors, officers or employees of the Company or any Subsidiary, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any Subsidiary;

                (d) any transaction or contract material to the Company or any Subsidiary, or any commitment to do the same, entered into by the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice and not material in the aggregate, or any material changes in the customary method of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to marketing, selling and pricing;

                (e) any transfer, Encumbrance, lease, sublease, license or other disposition by the Company or any Subsidiary of any of its assets other than in the ordinary course of business and consistent with past practice and not material in the aggregate;

                (f) any writing down, in accordance with GAAP consistent with past practice, of the value of any inventories or accounts receivable or any material revaluation downward by the Company or any Subsidiary of any of its assets or any cancellation or writing off as worthless and uncollectible of any material debt, note or account receivable by the Company or any Subsidiary, or any waiver by the Company or any Subsidiary of a right of substantial value;

                (g) any cancellation, termination, material waiver, material modification, release or relinquishment by the Company or any Subsidiary of a Material Contract (excluding customer contracts, agreements or arrangements), or any notice that any Material Contract has been or will be canceled, or that any material portion of the services provided or to be provided thereunder will be discontinued;

                (h) any individual capital expenditure by the Company or any Subsidiary or commitment to make such capital expenditure in excess of $10,000;

                (i) any payment or incurring of liability to pay any Taxes, assessments, fees, penalties, interest or other governmental charges other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice;

                (j) any loans, advances or capital contributions made by the Company or any Subsidiary to, or investments by any such party in, any person or entity other than the Company or any Subsidiary as to which the uses of the transferred cash or property are not subject to restrictions greater than or equal to those imposed prior to such transfer, including, without limitation, to any employee, officer or director of the Company or any Subsidiary;

                (k) any incurring or guarantee of indebtedness by the Company or any Subsidiary or commitment to incur or guarantee indebtedness, or of liabilities (except in the ordinary course of business), by the Company or any Subsidiary;

                (l) any failure to maintain the Company's or any Subsidiary's plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

                (m) any failure to pay any creditor any material amount owed to such creditor, or to discharge any material obligation, when such payment or discharge is due or within 30 days of such date, except where such obligation is contested in good faith by the Company or any Subsidiary;

                (n) any declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Company or any Subsidiary or any redemption, purchase or other acquisition of any capital stock or other securities of the Company or any Subsidiary;

                (o) any issuance by the Company or any Subsidiary of any share of capital stock, bond, note, option, warrant or other corporate security (other than option exercises for Common Stock);

                (p) any acquisition of assets by the Company or any Subsidiary of any corporation, partnership or other business organization or division thereof;

                (q) any (i) redemption, purchase or other acquisition of any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, of the Company or any Subsidiary; (ii) reorganization or recapitalization of the Company or any Subsidiary; or (iii) split, combination or reclassification of any of the capital stock or issuance or authorization or proposal to issue any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any Subsidiary, other than as expressly contemplated by this Agreement;

                (r) any proposal or adoption of any amendments to the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any Subsidiary;

                (s) any (i) change in any of the methods of accounting in effect at the Latest Statement Date, or (ii) making or rescinding of any express or deemed election relating to Taxes, settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1996, except as may be required by applicable Law;

                (t)     any action described in Section 7.2 hereof;

                (u)     any Material Adverse Change; or

                (v) any authorization, approval, agreement or commitment by the Company or any Subsidiary to take any action described in clauses (a) through (t) above.

        4.16. Personal Property. The Company and each Subsidiary collectively own, have a valid leasehold interest in, or have legal right to use, all of the tangible personal property necessary to carry on the business of the Company and each Subsidiary as presently conducted, free and clear of all Encumbrances except for (a) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business, (b) Encumbrances for Taxes not yet payable, (c) Encumbrances arising out of, under, or in connection with, this Agreement (collectively, "Permitted Encumbrances") and (d) Encumbrances set forth in Section 4.16 of the Company Disclosure Schedule.

        4.17. Real Property. Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor the Subsidiary owns or leases any real property. Section 4.17 of the Company Disclosure Schedule lists each parcel of real property leased by the Company or its Subsidiaries, as tenant, together with a description of all buildings and other structures, facilities or improvements currently located thereon (collectively, "Leased Real Property"), and of the approximate square footage of each parcel of Leased Real Property and the initial and renewal terms under the applicable lease with respect to each parcel of Leased Real Property. Each of the Company and each Subsidiary to their respective leases for the Leased Real Property (the "Leases") (a) has a valid and subsisting leasehold interest in each Lease, (b) has not subleased or assigned any interest in an such Lease and (c) has not received any written notice of material default under any such Lease which is still in effect.

        4.18. Customers. Section 4.9(a)(ii) of the Company Disclosure Schedule contains (a) a complete and accurate list, as of the date of this Agreement, of each customer of the Company and each Subsidiary which is currently in force and effect and pursuant to which the Company or any Subsidiary has received within calendar year 1997, or expects to receive in calendar year 1998, at least $100,000 and (b) the amount of revenue generated for each such customer during the nine-month period ended September 30, 1997. Neither the Company nor any Subsidiary has received an express indication from any customer that such customer has ceased, or will cease, to use the services of the Company or such Subsidiary, or has reduced, or will reduce, the use of such services at any time or has threatened to do so. Neither the Company nor any Subsidiary has received notice from any existing customer of the Company or any Subsidiary requesting, or has knowledge of an intention by any existing customer to request, that the Company or such Subsidiary grant price concessions, rebates or reductions on products or services provided by the Company or such Subsidiary, or any other modification of any contract, agreement or arrangement with the Company or such Subsidiary that has had, or could reasonably be expected to have, a material adverse effect upon the economic benefits of the relationship with such customer (collectively, "Customer Modifications"). No Customer Modification has become effective in the past twelve months except as disclosed in Section 4.18 of the Company Disclosure Schedule. Section 4.18 of the Company Disclosure Schedules sets forth the

Company's treatment (i.e., deferral, expensing and amortization) during the fiscal year 1996 and the period ending September 30, 1997 of start-up costs for each customer contract listed in Section 4.9(a)(ii) of the Company Disclosure Schedule.

        4.19. Receivables; Payables. The accounts receivable of the Company and each Subsidiary have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bona fide claims of the Company or such Subsidiary against debtors for sales made, services performed or other charges arising on or before the date hereof not subject to valid claims of set-off or other defenses or counterclaims, and, except as set forth in Section
4.19 of the Company Disclosure Schedule or subject to the reserves therefor set forth on such balance sheet (which have been recorded on a consistent basis in a manner consistent with GAAP), to the Company's and the Stockholders' knowledge, will be collectible in the ordinary course of business, without resort to litigation or extraordinary collection activity. The accounts payable of the Company and each Subsidiary have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bona fide payables of the Company or such Subsidiary. To the knowledge of the Company and each Stockholder, all items which are required by GAAP to be reflected as accounts receivable or accounts payable on the Company Financial Statements and the books and records of the Company and each Subsidiary are so reflected.

        4.20. Transactions with Affiliates. From the Latest Statement Date to the date of this Agreement, there have been no material transactions, agreements or arrangements between the Company or any Subsidiary, on the one hand, and (a) any stockholder, director or officer of the Company or any Subsidiary or any of its Affiliates or (b) any member of the immediate family of any individual described in clause (a) on the other, except as set forth in Section 4.20 of the Company Disclosure Schedule. As used in this Agreement, "Affiliate" means, when used with respect to a specified party, another party that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

        4.21. Restricted Cash. Except as set forth in Section 4.21 of the Company Disclosure Schedule, there are no regulatory or contractual restrictions on the ability of the Company or any Subsidiary to freely transfer its cash and cash equivalents.

        4.22. Commissions and Fees. The Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby payable by the Company.

        4.23. Environmental Matters. Neither the Company nor any Subsidiary is currently Handling, nor in the past has Handled, any Materials of Environmental Concern in any material quantity at, on or from any property or facility owned, leased, operated or occupied by any of them, including any previously owned, leased, operated or occupied property or facility. To the Company's knowledge, neither the Company nor any Subsidiary is the subject of any federal, state, local or foreign investigation, and neither the Company nor any Subsidiary has received any written notice or claim, or entered into any negotiations or agreements with any third party, relating to any liability or remedial action or potential liability or remedial action under Environmental Laws, and there are no pending or, to the Company's knowledge, threatened actions, suits or proceedings against or affecting the Company or any Subsidiary, or their properties, assets or operations, in connection with any such Environmental Laws that if adversely determined, might result in any Material Adverse Change in the Company or any Subsidiary. To the Company's knowledge, there are no past or present Environmental Conditions (as defined below) that are likely to form the basis of any claim under existing law against them which might result in any Material Adverse Change in the Company or any Subsidiary. The term "Handling" or "Handled" means the production, use, generation, storage, treatment, recycling, disposal, discharge, release, processing, distribution, transport or other handling or disposition of any kind. The term "Environmental Laws" means all federal, state, local or foreign statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, as they may be hereinafter amended from time to time, that
(i) regulate or relate to the protection, investigation, remediation or clean-up of the environment, the use, generation, treatment, storage, transportation, disposal, or other handling of any Material of Environmental Concern (as defined below), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resource, or the health and safety of persons or property (including without limitation occupational safety and health), or (ii) impose or create liability or responsibility with respect to any of the foregoing. The term "Environmental Condition" means any occurrence, fact or other condition at any location in, on, about or beneath any property owned, leased, operated or otherwise occupied by the Company or any Subsidiary, including any previously owned, leased or occupied property, resulting from, relating to or arising out of the presence, emission, exposure, migration, dispersal or threatened release, spill, leak, escape into the environment, or Handling of any Material of Environmental Concern. The term "Material of Environmental Concern" means any substance that is regulated by or forms the basis for liability under any applicable Environmental Laws.

        4.24. Labor Matters. Neither the Company nor any Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, group or association nor, to the knowledge of the Company, within the last year, have there been attempts to organize. There is no complaint, charge or claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Company or Subsidiary of any individual.

        4.25.   Intellectual Property

                (a) General. Section 4.25 of the Company Disclosure Schedule sets forth with respect to the Proprietary Rights of the Company and each
Subsidiary: (i) for each patent and patent application, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, trade name or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods or services covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all such Proprietary Rights (including all pending applications and application related documents and materials) owned, controlled or used by or on behalf of the Company or any Subsidiary or in which the Company or any Subsidiary has any interest whatsoever have been provided or made available to Parent. As used in this Agreement, "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including any applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (e) other proprietary rights, (f) copies and tangible embodiments thereof (in whatever form or medium) and (g) licenses granting any rights with respect to any of the foregoing.

                (b) Adequacy. To the knowledge of the Company and each Stockholder, the Proprietary Rights of the Company and each Subsidiary are all those necessary for the normal conduct of the business as presently conducted by the Company and each Subsidiary and as presently contemplated by the Company and each Subsidiary.

                (c) Royalties and Licenses. To the knowledge of the Company and each Stockholder, neither the Company nor any Subsidiary has any obligation to compensate any Person for the use of any of its Proprietary Rights nor has the Company or any Subsidiary granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Section 4.25 of the Company Disclosure Schedule.

                (d) Ownership. To the knowledge of the Company and each Stockholder, each of the Company and each Subsidiary owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of the Company or such Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                (e) Absence of Claims. Except as set forth in Section 4.25 of the Company Disclosure Schedule, none of the Company, any Subsidiary or any Stockholder has received any notice of (i) alleged invalidity with respect to any Proprietary Rights of the Company or any Subsidiary or (ii) alleged infringement of any rights of others due to any activity by the Company or any Subsidiary. To the knowledge of the Company and each Stockholder, the Company's and each Subsidiary's use of their respective Proprietary Rights in their past, current and planned products and services do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (A) has notified the Company, any Subsidiary or any Stockholder that it is claiming any ownership of or right to use any Proprietary Rights of the Company or any Subsidiary or (B) to the best knowledge of the Company, each Subsidiary and each Stockholder, is infringing upon any such Proprietary Rights in any way.

                (f) Protection of Proprietary Rights. Each of the Company and each Subsidiary has taken all reasonable and prudent steps to protect its Proprietary Rights from infringement by any other Person. Each of the Company and each Subsidiary has taken all appropriate actions and made all applications and filings pursuant to applicable laws to perfect or protect its interest in its Proprietary Rights, given the Company's current use of such Proprietary Rights and the value thereof. All of the pending applications for any Proprietary Rights of the Company and each Subsidiary have been duly filed and all other reasonable and prudent actions to protect such Proprietary Rights have been taken. Each of the Company and each Subsidiary has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure and non-competition agreements with officers, directors, subcontractors, independent contractors, full-time and part-time employees, licensees and customers in connection with the assets or the business of the Company) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights of the Company and each Subsidiary.

        4.26. Disclosure. None of the representations, warranties or statements by the Company in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. There is no fact in existence on the date hereof or at the Closing, which would have, or is reasonably likely to have, a Material Adverse Effect on the Company or any Subsidiary or the due performance by the Company of its obligations hereunder, which has not been expressly set forth in this Agreement, or in the other documents described herein.

                                   ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

        5.1. Organization. Existence and Good Standing. Parent and Merger Sub are a limited partnership and corporation, respectively, duly organized and validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary partnership power, and Merger Sub has all necessary corporate power, to own its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Parent or Merger Sub. Merger Sub has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

        5.2. Power and Authority. Parent and Merger Sub have all necessary partnership power and corporate power, respectively, and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto and to consummate the transactions contemplated hereby and thereby and have taken all necessary partnership action and corporate action, respectively, required by all applicable Laws (as defined in Section 4.8), its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and the agreements attached as exhibits hereto and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements attached as exhibits hereto by the Parent and Merger Sub, performance of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action of Parent and corporate action of Merger Sub. As of the date hereof, the Board of Directors of Merger Sub has duly approved this Agreement, has determined that the Merger is in the best interests of Merger Sub and Parent and has resolved to recommend the adoption of this Agreement and the Merger by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company and the Stockholders, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        5.3. Legal Proceedings. On the date hereof, there are no Actions pending or, to Parent's knowledge, threatened against Parent or Merger Sub, at law or in equity, that would affect their ability to consummate the transactions contemplated by this Agreement.

        5.4. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the respective organizational documents of Parent or Merger Sub, (b) violate any Law applicable to Parent or Merger Sub, (c) conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the properties or assets of Parent or Merger Sub pursuant to, (i) any material agreement, contract or other instrument binding upon Parent or Merger Sub or (ii) any material license, franchise, permit or other similar authorization held by Parent or Merger

Sub, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or any other third party.

        5.5. No Prior Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subs. As used in this Agreement, "Subs" shall mean any corporation or other organization, whether incorporated or unincorporated, in which Merger Sub is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations, is directly or indirectly owned or controlled by Merger Sub.

        5.6. Merger Sub Common Stock. Merger Sub's authorized capital stock consists of 1000 shares of Merger Sub Common Stock, all of which are issued and outstanding. The Merger Sub Common Stock constitutes all of the issued and outstanding shares of capital stock of Merger Sub. All of the issued and outstanding shares of Merger Sub Common Stock are held by Parent and are duly and validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Other than Parent, no Person holds any Merger Sub Equity Rights. As used herein, "Merger Sub Equity Rights" means any options, warrants, rights of conversion or agreements, arrangements or commitments (whether or not in writing) obligating Merger Sub (with or without consideration and whether or not presently exercisable or convertible) to issue or sell shares of its capital stock. There are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Merger Sub Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Merger Sub Common Stock.

        5.7. Commissions and Fees. Neither Parent nor Merger Sub has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby payable by the Company other than a $1,115,000 transaction fee payable to Parent or its affiliates and a fee payable to Broadview Associates in an amount to be negotiated prior to the Effective Time and reasonably acceptable to Parent and the Stockholders.

                                   ARTICLE VI.

                       ACCESS TO INFORMATION AND DOCUMENTS

        6.1. Access to Information and Documents. Between the date hereof and the Closing Date, the Company, each Subsidiary, each of the Stockholders and each of their respective Affiliates, subsidiaries, partners, directors, officers, stockholders, employees, accountants, counsel, financial advisors, agents, and other representatives (collectively, the "Company Parties") will give to Parent and its Affiliates, partners, officers, directors, employees, stockholders, subsidiaries, counsel, accountants, financing sources, agents, financial advisors and other representatives (collectively, the "Parent Representatives") full access, at reasonable times, to all the properties, documents, contracts, personnel files and other relevant records of the Company Parties and shall furnish the Parent Representatives with reasonable access to the employees, stockholders, Principals, Practice Leaders and independent contractors of such Company Parties and copies of such documents and with such information with respect to the affairs of such Company Parties as the Parent Representatives may from time to time reasonably request. Each Company Party will disclose and make available to the Parent Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such Company Party. Parent acknowledges and understands that the Company Parties utilize independent contractors (including the Principals and Practice Leaders) to perform services for the Company and that the Company Parties do not control access to the records, employees or independent contractors of such independent contractors.

                                  ARTICLE VII.

                  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

        7.1. Affirmative Covenants. Unless otherwise expressly contemplated by this Agreement, or consented to in writing by Parent, the Company and each of the Stockholders hereby covenant and agree to, and to cause each Subsidiary to use their respective best efforts to, do each of the following between the date hereof and the Effective Time:

                (a) operate the business of the Company and each Subsidiary only in the usual, regular and ordinary course consistent with past practice;

                (b) use reasonable efforts to preserve intact the business organization and assets, maintain the rights and franchises, retain the services of the respective officers, key employees and consultants, and maintain the relationships with the respective customers and suppliers, of the business of the Company and each Subsidiary;

                (c) maintain and keep the properties and assets of the Company and each Subsidiary in as good repair and condition as at present in all material respects, ordinary wear and tear excepted;

                (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained by the Company and each Subsidiary;

                (e) perform in all material respects all obligations required to be performed under all Material Contracts and Licenses relating to or affecting the assets, properties or operations of the Company and each Subsidiary;

                (f) comply with and perform in all material respects all obligations and duties imposed on the Company or any Subsidiary by all applicable Laws;

                (g) maintain the books, accounts and records of the Company and each Subsidiary in the usual, regular and ordinary manner on a basis consistent with past practice;

                (h) deliver to Parent, within fifteen (15) business days after the end of each calendar month, an unaudited, consolidated balance sheet, statement of earnings, statement of stockholders' equity and cash flow statement for the Company for such month just ended and all ancillary management reports;

                (i) notify Parent of any material Action commenced by or against the Company or any Subsidiary or any Actions commenced or threatened which relate to the transactions contemplated by this Agreement;

                (j) consult with Parent as to additional expenditures with respect to the Company and the Subsidiary's information systems exceeding $10,000 in the aggregate; and

                (k) renew any Material Contract to which the Company or any Subsidiary is a party described in Section 4.9(a)(iii) which expired as of December 31, 1997 to provide for a new term expiring no earlier than December 31, 1998.

        7.2. Negative Covenants. Unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company hereby covenants and agrees not to, and to cause each Subsidiary not to, and each Stockholder hereby covenants and agrees to cause the Company not to, do any of the following between the date hereof and the Effective Time:

                (a) (i) increase the compensation payable or to become payable to any director, officer, employee or contractor, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees or contractors of the Company and each Subsidiary who are not directors or officers of the Company or such Subsidiary; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or such Subsidiary as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer, employee or contractor; or
(iii) grant, promise an increase in benefits under, establish or amend, or pay any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other similar employee benefit plans or arrangements in respect of directors, officers, employees or contractors of the Company or such Subsidiary, except to the extent that the Company or such Subsidiary is, on the date hereof, contractually obligated or required by Law to do so;

                (b) declare, set aside or pay any dividend on, or make or incur any obligation to make any other distribution in respect of, outstanding equity interests of the Company or Subsidiary except for an amount equal to 50% of taxable net income of the Company from January 1, 1997 through the Effective Time, net of any dividends and distributions of the Company made during 1997 or 1998 with respect to such net taxable income;

                (c) (i) redeem, purchase or otherwise acquire any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, in each case of the Company or such Subsidiary; (ii) effect any reorganization or recapitalization; or (iii) other than as expressly contemplated by the Stock Split (as defined in Section 7.6), split, combine or reclassify any of the capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, in each case of the Company or such Subsidiary;

                (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances, limitations on voting rights or other encumbrances) of, any shares of any class of capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, of the Company or such Subsidiary (except for the issuance of shares of Common Stock upon exercise of options outstanding on the date hereof) or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be favorable to the holders thereof;

                (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree (or solicit any inquiries or proposals or enter into any discussions or negotiations) to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the properties or assets of the Company or such Subsidiary or cancel, release or assign any indebtedness owed to or any claims held by the Company or such Subsidiary, except for dispositions of immaterial assets in the ordinary course of business and consistent with past practice;

                (g) other than as expressly contemplated by the Stock Split, propose or adopt any amendments to the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or such Subsidiary;

                (h) (i) change any methods of accounting in effect at September 30, 1997 (except such changes as are reflected in the Company Financial Statements), (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1996, except as may be required by applicable Law or (iii) file any tax returns without first submitting such returns to Parent for its review, and securing approval from Parent for filing;

                (i) incur any indebtedness for borrowed money or purchase money indebtedness, or assume, guarantee, endorse or otherwise become responsible for indebtedness of any other person, or make any loans or advances to any person;

                (j) enter into any transaction or contract or commitment for a transaction material to the Company, other than contracts with customers in the ordinary course of business;

                (k) terminate, modify or amend any Material Contract or License, except in the ordinary course of business and not involving a material increase in liability or reduction in revenue, settle or otherwise resolve any financial issue, claim or adjustment under any such Material Contract or License, or make any payment or effect any modification to any Material Contract or License in connection with obtaining any consent or approval necessitated by the transactions contemplated hereby (other than payments and modifications which, individually, and in the aggregate, are immaterial);

                (l) enter into or make any payment or transfer in respect of any material transactions, agreements, or arrangements between the Company or such Subsidiary, on the one hand, and (i) any director or officer of the Company or such Subsidiary or (ii) any member of the immediate family of any individual described in (i) on the other hand except for a payment to Faye Nespola (or an entity designated by her) in an amount not to exceed $75,000 in consideration of services rendered to the Company in connection with the transactions contemplated by this Agreement;

                (m)     settle or compromise any Action;

                (n)     take any action described in Section 4.15; or

                (o) agree, authorize, approve or commit in writing or otherwise to do any of the foregoing.

        7.3. No Solicitations. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the "Acquisition Exclusivity Period"), none of the Stockholders, the Company nor any Subsidiary will, and none of them will permit any of the Company Parties to, directly or indirectly, (a) solicit, encourage, initiate or entertain any inquiries, offers or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or other disposition of the Company (whether through a merger, reorganization, recapitalization, stock purchase or otherwise) or its assets, properties, business or operations (a "Proposed Acquisition") to or with any person or entity other than Parent and Merger Sub or (b) provide any assistance or any information to any person or entity other than Parent and Merger Sub relating to any Proposed Acquisition. The Company and each Stockholder agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent and Merger Sub) heretofore conducted, or the provision by any Stockholder, the Company or any Subsidiary or the Company

Parties of information to any party (other than Parent and Merger Sub) to which information heretofore has been provided. If during the Acquisition Exclusivity Period the Company receives any such inquiry or proposal or request for information, or offer to discuss or negotiate any Proposed Acquisition, the Company will immediately provide notice thereof to Parent, indicating therein the name of the person or entity initiating such activity and the terms and conditions of any such offer. Parent and Merger Sub hereby acknowledge that nothing in this Agreement shall require the Company or any Stockholder (either directly or through their representatives) to request return of any information provided to any other person prior to the date hereof in connection with or contemplation of a Proposed Acquisition, or advise any such person of the existence of this Agreement.

        7.4. Approval of Merger. The Company shall take all necessary or appropriate action under the KGCC and its Articles of Incorporation and Bylaws to call a meeting of its stockholders (or to take such action by written consent), to be held at the earliest practicable date, to consider and vote on a proposal to approve the Merger, this Agreement and the transactions contemplated hereby. Each Stockholder covenants and agrees (a) to vote at such meeting of stockholders or by written consent, as the case may be, to approve the Merger, this Agreement and the transactions contemplated hereby and (b) that such Stockholder will not exercise, and hereby waives, his dissenters rights arising from the Merger under the KGCC with respect to any of his shares of capital stock of the Company.

        7.5. Fees and Expenses. All fees and expenses of Parent, Merger Sub, the Company and the Stockholders including, without limitation, the fees and expenses of counsel, accountants and consultants, shall be paid (a) by the Company upon consummation of the transactions contemplated hereby, (b) by Parent in the event the transactions hereunder are not consummated due to the failure of Parent or Merger Sub to fulfill the conditions set forth in Section 11.3 for any reason other than the failure of the Company or any Stockholder to fulfill the conditions set forth in Section 11.2 and (c) by the party incurring such fees and expenses, in the event the transactions hereunder are not consummated for any other reason.

        7.6. Stock Split. Prior to or concurrently with the Effective Time, the Company and each Stockholder shall take all necessary or appropriate action under the KGCC and the Articles of Incorporation and Bylaws of the Company to increase the authorized number of shares of Common Stock to 60,000,000 and effect a stock split of the shares of Common Stock pursuant to which each share of Common Stock issued and outstanding as of the date hereof is divided into 3,272.727272 shares of Common Stock of the Company and eliminate any provisions in the Articles of Incorporation or Bylaws of the Company granting holders of any shares of the Company's capital stock preemptive rights (collectively, the "Stock Split").

                                  ARTICLE VIII.

                                    FINANCING

        8.1. Financing. Parent will use its reasonable efforts to obtain, on behalf of the Company, funds necessary for the consummation of the transactions contemplated hereby, from a bank or banks or other institutional lenders on terms acceptable to Richard Nespola and Micky Woo. The Company and each Stockholder shall reasonably cooperate with, and provide all reasonable assistance to, Parent and Merger Sub in connection with obtaining such financing; provided, however, that no Stockholder shall be obligated or expected to provide assistance in a manner that materially interferes with his obligations under this Agreement or the continuance of the business and operations of the Company. Subject to the terms and conditions set forth herein and assuming satisfaction of the conditions to Closing set forth in Article XI, if Parent is unable to obtain, on behalf of the Company, such financing from a bank or banks or other institutional lenders, Parent or its affiliates shall provide such financing to the Company as is necessary to consummate the Merger (a "Bridge Loan") on terms acceptable to Richard Nespola and Micky Woo. Following the Closing, the Company and each Stockholder shall cooperate with, and provide all necessary assistance to, Parent in connection with refinancing any Bridge Loan made by Parent or its affiliates to the Company (which shall bear interest at a rate of interest equal to the lesser of the maximum lawful rate or 12% per annum and contain such other terms reasonably acceptable to Parent, the Company, Richard Nespola and Micky
Woo) following the Closing.

                                   ARTICLE IX.

              COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND PARENT

        9.1. Public Disclosures. Parent, the Company and the Stockholders will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the approval of the other parties hereto.

        9.2. Notification of Certain Matters. The Company and the Stockholders shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company and the Stockholders, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of the Company, any Stockholders, Parent or Merger Sub, as the case may be, or of any Affiliate thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

        9.3. Other Actions. None of the Company, the Stockholders, Parent or Merger Sub shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions set forth in this Agreement not being satisfied, or (unless such action or omission is required by applicable law) which would materially and negatively affect the ability of the Company, the Stockholders, Parent or Merger Sub to obtain any consents or approvals required for the consummation of the Merger or which would otherwise materially impair the ability of the Company, the Stockholders, Parent or Merger Sub to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation, in each case without consent of the other parties hereto.

        9.4. Regulatory and Other Authorizations; Consents. Each party hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, and (b) obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement including, without limitation, those consents set forth in Section 4.10(b) of the Company Disclosure Schedule or otherwise contemplated by this Agreement. Each party will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In connection with obtaining such consents from third parties, no party shall be required to make payments, commence litigation or agree to modifications of the terms thereof (other than payments and modifications which individually, and in the aggregate, are immaterial), and no material modification shall be made to any contract, agreement or other commitment of the Company or any Subsidiary without the prior written consent of Parent. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. Prior to making any application or filing with any Governmental Authority or other person or entity in connection with this Agreement, the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts. Without limiting the generality of the preceding sentences, each of Parent, Merger Sub, the Stockholders and the Company agrees to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Merger or any other transaction contemplated by this Agreement, and to take any and all actions as may be required by Governmental Authorities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that would have a Material Adverse Effect on Parent, Merger Sub, the Company, any Subsidiary or any Stockholder). Notwithstanding the foregoing, in no event shall Parent or the Company be required at any time from the date hereof through and following the Effective Time to dispose of the assets, or divest the businesses, of Parent, the Company or any Subsidiary or any of their respective Affiliates.

        9.5. Option Pool. Prior to the Closing, the Company will take such action as is required to adopt an option plan (the "Option Plan") to be effective at the Effective Time, such that options to purchase Common Stock of the Company representing the right to purchase an aggregate of ten percent (10%) of the capital stock of the Company outstanding as of the Closing shall be available for future grants of options under such option plan to current or future employees or independent contractors of the Company. Options issued under the Option Plan shall initially have an exercise price equal to $0.74 per share of Common Stock issued upon exercise, shall dilute the Stockholders' and Parent's ownership of the Company pro rata and shall be subject to option agreements which shall contain, among other things, requirements relating to vesting, continued employment or services, rights of repurchase by the Company upon termination of employment, and such other provisions, in each case as determined by the Board of Directors of the Company. Parent shall consent to the terms of such Option Plan prior to its adoption by the Company.

        9.6. Tax Returns; Responsibility for Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent, the Company, and the Stockholders for certain Tax matters following the Closing Date:

                (a) Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit the Stockholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholders shall reimburse Parent for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Parent or the Company and its Subsidiaries of such Taxes.

                (b) Tax Periods Beginning Before and Ending After the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this subsection, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, wages or other receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Taxes based upon or related to income, wages or other receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

                (c) Refunds. Parent agrees to assign and promptly remit (and to cause the Company and each Subsidiary, as applicable, to assign and promptly remit) all refunds

(including interest thereon) net of any Tax effect to Parent, Company, or any Subsidiary, received by Parent, the Company or any Subsidiary of any Taxes for which the Stockholders have indemnified Parent or the Company under Section 13.1; provided, however, that Parent shall be entitled to the portion of any refund resulting from a carryback of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period (or portion thereof) ending after the Closing Date.

                (d)     Cooperation on Tax Matters.

                        (i) Parent, the Company and its Subsidiaries and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                        (ii) Parent and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar Tax imposed in other states or subdivisions), shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

        9.7. Principals and Practice Leaders. Promptly following the date hereof, the Company and the Stockholders shall, in consultation with Parent, use good faith efforts to cause the Principals and Practice Leaders to execute Letters of Intent on or before the Effective Time.

Promptly following the execution of such Letters of Intent, the Company shall, in consultation with Parent, use good faith efforts to cause such Principals and Practice Leaders to execute legally binding definitive agreements containing the terms of such Letters of Intent.

        9.8. Distribution to Stockholders. Not later than sixty (60) days following the Effective Time the Company shall distribute to the Stockholders an aggregate amount equal to 50% of the taxable net income of the Company from January 1, 1997 through the Effective Time, net of any dividends and distributions of the Company made during 1997 or 1998 with respect to such net taxable income. Such amount shall be in addition to the Merger Consideration and shall be based upon the calculation of the Company's taxable net income using the Company's historical accounting methods from January 1, 1997 through the Effective Time.

        9.9. Company Disclosure Schedule. The Company Disclosure Schedule is not attached to this Agreement as of the date hereof. The failure to attach the Company Disclosure Schedule as of the date hereof does not affect the binding obligations of the parties to this Agreement. It is the obligation of the Company and the Stockholders to deliver the Company Disclosure Schedule to Parent to be attached to this Agreement within five (5) business days of the date hereof. The representations and warranties set forth in Article IV shall be effective as of the date that the final draft of the Company Disclosure Schedule is delivered to Parent and Merger Sub pursuant to this Section 9.9, as certified in a writing executed by Parent, the Company and each Stockholder. In the event that the Company or any Stockholder fails to deliver its respective sections of the Company Disclosure Schedule within five (5) business days, the representations and warranties set forth in Article IV shall be deemed complete and accurate and not subject to any conditions or exceptions not stated in
Article IV.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

        10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                (a)     By mutual written consent of Parent and the Company.

                (b) By Parent or the Company if the Closing Date shall not have occurred by January 31, 1998, unless the failure of the Effective Time to occur by such date shall be due to (i) the failure of a Stockholder to approve the Merger, this Agreement and the transactions contemplated hereby in accordance with the KGCC and the DGCL, in which case only the Parent may elect to terminate this Agreement, (ii) the failure of Parent to approve the Merger, this Agreement and the transactions contemplated hereby in accordance with the DGCL and the KGCC, in which case only the Company may elect to terminate this Agreement or (iii) the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

                (c) By Parent or the Company if there shall have been any material breach of a material obligation of the other and, if such breach is curable, such default shall have not been remedied within thirty (30) days after receipt by the defaulting party of notice in writing from the other party specifying such breach and requesting that it be remedied; provided, that such thirty-day period shall be extended for so long as the other party shall be making diligent attempts to cure such default.

                (d) By Parent or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or any other action shall have become final and non-appealable.

        10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 7.5 and 10.2, which shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                                   ARTICLE XI.

                              CONDITIONS TO CLOSING

        11.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent and the Company):

                (a) None of Parent, Merger Sub, the Stockholders, the Company nor any of their respective Affiliates shall be subject to any order, decree or injunction by a Governmental Authority which prevents or materially delays the consummation of the Merger.

                (b) No statute, rule, regulation, order, decree, judgment, injunction, stipulation or determination shall have been enacted by any Governmental Authority that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

        11.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent):

                (a) Each of the agreements of the Company and the Stockholders to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company and each of the Stockholders shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

                (b) The representations and warranties of the Company and the Stockholders set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date. The representations and warranties of the Company and the Stockholders set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date).

                (c) All consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby and all consents and approvals set forth on Section 4.10(b) of the Company Disclosure Schedule shall have been obtained.

                (d) None of Parent, Merger Sub nor any of their respective Affiliates shall be subject to any (i) Action brought by any third party challenging the transactions contemplated hereby or (ii) order, decree or injunction by a Governmental Authority which would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of, or control over, the capital stock of the Company or any material portion of the assets or business of the Company and the Subsidiaries, taken as a whole.

                (e) The Stockholders Agreement, the Registration Rights Agreement, the Noncompete Agreement, each Employment Agreement and the Escrow Agreement shall be in full force and effect in accordance with their terms and the parties to such agreements shall have performed and complied with all covenants and agreements required to be performed or complied with therein by such parties.

                (f) From the date of this Agreement until the Effective Time, there shall not have occurred any Material Adverse Change in the Company or any Subsidiary.

                (g) From the Date of this Agreement until the Effective Time, there shall not have occurred or been proposed any material change in any Law, or any new Law proposed, that would have, or would be reasonably like to have, a Material Adverse Effect n the Company or any Subsidiary.

                (h) Each of the agreements listed in Exhibit 11.2(h) shall have been terminated without cost or liability to Parent or the Company or any Subsidiary, and shall be of no further force or legal effect.

                (i) To the Company's knowledge, none of the relationships between the Company and its customers shall have, in any manner, been negatively impacted or altered for any reason that would be reasonably likely to have a Material Adverse Effect on the Company.

                (j) The Stock Split shall have been properly effected pursuant to the Articles of Incorporation and Bylaws of the Company and the KGCC and shall be in full force and effect.

                (k) Each of the Letters of Intent to be executed by the Principals shall have been entered into by and between the Company and the applicable Principal signatory thereto.

                (l) Parent shall have been furnished with a certificate, executed by the Chief Executive Officer and the Secretary of the Company, dated the Closing Date, certifying in such detail as Parent may reasonably request as to the fulfillment of the conditions set forth in Sections 11.2(a), (b), (f),
(g) and (i).

                (m) The deliveries to be made by the Company and the Stockholders under Section 2.2(a) shall have been received by Parent.

                (n) Parent and Parent Representatives shall have completed their due diligence review conducted in connection with the transactions contemplated hereby, and following the date of this Agreement, none of Parent nor any Parent Representative shall have discovered a fact or condition which Parent shall reasonably determine may cause a Material Adverse Effect upon the Company or the transactions contemplated hereby. Parent shall notify the Company to the extent it has knowledge of any material inaccuracy or incompleteness of the representations and warranties of the Company and the Stockholders hereunder prior to the Closing; provided, however, that none of the due diligence review conducted by Parent and/or Parent's Representatives, any such notification by Parent, nor the failure by Parent to provide any such notification shall have any effect whatsoever on the liability of the Company or any Stockholder to Parent under this Agreement or otherwise for the breach of any representations, warranties or covenants of the Company or the Stockholders hereunder.

                (o) All shares of the Company's Common Stock shall be free and clear of all Encumbrances.

        11.3. Conditions to Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which maybe waived in writing by the Company):

                (a) Each of the agreements of Parent and Merger Sub to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and each of Parent and Merger Sub shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                (b) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. The Company shall have been furnished with certificates, executed by duly authorized representatives of Parent and Merger Sub, dated the Closing Date, certifying in such detail as the Company may reasonably request as to the fulfillment of the foregoing conditions.

                (c) The Stockholders Agreement, the Registration Rights Agreement, the Noncompete Agreement, each Employment Agreement and the Escrow Agreement shall be in full force and effect in accordance with their terms and the parties to such agreements shall have performed and complied with all covenants and agreements required to be performed or complied with therein by such parties.

                (d) The deliveries to be made or caused to be made by Parent under Section 2.2(b) and (c) shall have been received by the Company and the Stockholders (as applicable).

                                  ARTICLE XII.

                                     ESCROW

        12.1. Establishment of Escrow. Concurrently with the Closing, Parent, the Company and the Stockholders shall open an escrow with UMB, n.a. (the "Escrow Agent") by (a) all parties hereto depositing fully executed copies of this Agreement and the Escrow Agreement with the Escrow Agent and (b) the Company depositing Merger Consideration in an aggregate cash amount of Seventeen Million Dollars ($17,000,000) in immediately available funds (the "Escrowed Funds") with the Escrow Agent. The Escrowed Funds shall be deposited by the Company into separate escrow accounts established for each Stockholder according to the percentages set forth opposite each Stockholder's name on Exhibit G hereto (individually an "Escrow Account" and collectively the "Escrow Accounts"). The funds in each Stockholder's Escrow Account shall be invested in a mixture of equity, bond and cash instruments, acceptable to Parent and such Stockholder, as provided in the Escrow Agreement.

        12.2. Escrow for Indemnification. The Escrowed Funds in each Escrow Account shall be used to indemnify the Indemnitees for Losses (as such terms are defined in Section 13.1(b)) incurred, relating to, or arising out of, the circumstances set forth in Section 13.1(b) (the "Indemnification Claims").

        12.3. Distribution of Escrowed Funds. Subject to satisfaction of all Indemnification Claims, if any, made prior to the date of distribution, the Escrow Agent shall distribute the Escrowed Funds to the Stockholders in the manner described in the Escrow Agreement.

        12.4. Controlling Document. To the extent the provisions of the Escrow Agreement conflict with the provisions of this Agreement, the provisions of the Escrow Agreement shall supersede this Agreement and be the controlling document.

                                  ARTICLE XIII.

                           SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

        13.1. Survival; Indemnification. (a) No representations, warranties, agreements, or covenants of the Company or the Stockholders contained herein shall survive beyond the Effective Time except that (i) the representations and warranties of the Company and the Stockholders contained in Sections 4.1, 4.3, 4.10, 4.14, 4.23 and 4.24 hereof, and any other covenants or agreements of the Company and the Stockholders that by their express terms are intended to survive the Effective Time, shall survive for three (3) years from the Closing Date ("Three Year Claims"), (ii) the representations and warranties of the Company and the Stockholders contained in
Section 4.12 shall survive until the expiration of the relevant statute of limitations applicable thereto ("Tax Claims") and (iii) all other representations and warranties of the Company and the Stockholders set forth in
Article IV hereof shall survive for eighteen (18) months from the Closing Date ("General Claims"). At the Effective Time, all representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement shall expire as to the Company and thereafter shall be deemed to have been made exclusively by the Stockholders.

                (b) After the Effective Time, the Company or, if the Company is then insolvent, Parent and each of its partners, officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the "Indemnitees" and individually, an "Indemnitee") (subject to the terms and conditions below) will be entitled to be indemnified and held harmless by each Stockholder severally pro rata based on the percentages set forth in Exhibit G against and in respect of any claims, damages, diminution in value, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise) including, without limitation, interest, penalties, reasonable attorneys' fees and expense of investigation, response action or remedial action (collectively, "Losses") incurred or suffered by the Indemnitee, directly or indirectly, caused by, incident to, in connection with, arising out of or related to (i) any untruth, inaccuracy, error in, or breach of, any representation, warranty or covenant of the Company or any Stockholder contained in this Agreement and (ii) any Taxes of the Company or any Subsidiary with respect to any Tax period or portion thereof ending on or prior to the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.7 hereof) to the portion of such period beginning before and ending on the Closing Date). All amounts paid by the Stockholders pursuant to their indemnification obligations hereunder shall be paid to the Company, unless the Company is insolvent as of the time an indemnification claim is made, in which case all such amounts shall be paid to the Indemnitee seeking indemnification pursuant to this Article XIII. For purposes of this Article XIII, the Company shall only be deemed "insolvent" if the Company is unable to meet its obligations as they become due after giving effect to any such indemnification payment. Any Loss shall be limited to those amounts for which the Indemnitee does not receive coverage under applicable insurance policies, if any, and shall be net of any Tax benefit actually received by the Indemnitee as a result of such loss. This indemnity shall not take into account any Taxes paid by the Indemnitee in connection with payments, if any, by the Stockholders to the Indemnitee under this Section 13.1. All indemnification requests of Indemnitees hereunder shall be made by the Indemnitee's Agent to each Stockholder.

                (c) If the Indemnitee shall have any claim of indemnification pursuant to Subsection 13.1(b), it shall promptly request that the Indemnitee's Agent (as defined in the Escrow Agreement) give written notice thereof to the Stockholders including a brief description of the facts upon which such claim is based and, if then known, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnitee to give any written notice contemplated by this subsection or the failure to give such notice promptly shall not relieve the party obligated to provide indemnification to the Indemnitee of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                (d) If a Stockholder shall notify the Indemnitee's Agent in writing (within forty-five (45) days of delivery by the Indemnitee's Agent of a written notice of claim for indemnification) of his objection to a claim of indemnification (or the amount thereof), the Indemnitee's Agent and the Stockholder shall negotiate in a bona fide attempt to resolve the matter. If any Stockholder shall have not notified the Indemnitee or the Indemnitee's Agent in writing of any objection within such forty-five (45) day period, then the Stockholders shall be deemed to have agreed with such indemnification claim. If no such agreement has been reached, either the Indemnitee or the Stockholder may, not earlier than forty-five (45) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in San Francisco, California before a panel of three arbitrators, one to be selected by the Indemnitee's Agent and one by the Stockholder, and the third to be selected by the other two arbitrators, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The decision of the arbitrators shall be the final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. The party which does not prevail in such arbitration shall pay the costs and expenses of the other incurred in such arbitration.

        13.2. Limitations on Indemnity. (a) Skip on Claims. The Indemnitee agrees not to seek recourse against, and shall not recover from Shareholders under any Losses arising under a Three Year Claim, a Tax Claim or a General Claim until the aggregate amount of all such Losses with respect to such claim exceed $200,000 (the "Threshold Amount"), whereupon, provided the other requirements of this Article XIII have been complied with, the entire amount of such Losses shall become due and payable. Each time the entire amount of such Losses is paid in full, the Threshold Amount shall again apply.

                (b) (i) The maximum aggregate liability of each Stockholder to indemnify the Indemnitee under this Article XIII for Three Year Claims and for General Claims shall not exceed the amount in the Escrow Account of such Stockholder as of the time that the Indemnitee delivers written notice of a claim of indemnification to the Stockholder pursuant to Section 13.1(c) and shall be satisfied solely from the amount remaining in such Escrowed Accounts. In no event shall any Stockholder be personally liable for any Losses for Three Year Claims or for General Claims except from the amounts in their respective Escrow Account.

                        (ii) All Losses relating to or arising from the Tax Claims shall be first satisfied from any remaining balance of the Escrowed Amounts which have not been paid to satisfy Three Year Claims and General Claims. Thereafter, Parent may seek recourse for the Tax Claims against each Stockholder, severally pro rata according to the percentages set forth opposite each Stockholder's name on Exhibit G hereto, and not jointly. The maximum aggregate liability of the Stockholders to indemnify the Indemnitee under this
Article XIII for Tax Claims, together with amounts paid by the Stockholder for Three Year Claims and for General Claims, shall not exceed the amount of $31,800,000.

                (c) DeMinimis. No claim for indemnification shall be made hereunder with respect to the any individual claim unless the Losses arising under such claim exceed $5,000.

        13.3. Procedure; Third Party Claims.(a) In the event that, at any time or from time to time after the Effective Time, a Person entitled to indemnification under this Article XIII (an "Indemnified Party") shall sustain a Loss against which such Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall notify the party hereto obligated to provide such indemnification (the "Indemnitor") of any such Loss so sustained. Indemnitor shall pay to such Indemnified Party the amount of such Loss so sustained, subject to the right to contest any claim which has not yet resulted in a Loss, as provided herein and under the Escrow Agreement. The Indemnified Party shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnified Party at Indemnitor's own expense and with counsel of Indemnitor's selection (who shall be approved by Indemnified Party, which approval shall not be unreasonably withheld); provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of Indemnitor. Except as provided in the preceding sentence, the Indemnified Party shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnified Party shall make available all information and assistance that the Indemnitor may reasonably request; provided that any associated expenses shall be paid by the Indemnitor.

                (b) If any Indemnitor contests or challenges any claim or action asserted against an Indemnified Party referred to in this Article XIII, it shall do so at its own cost and expense, holding such Indemnified Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold such Indemnified Party's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

        13.4. Survival of Representations and Warranties of Parent and Merger Sub; Indemnification. The representations, warranties, agreements and covenants of Parent and Merger Sub contained herein shall survive for eighteen (18) months from the Closing Date. Parent agrees to indemnify and hold the Stockholders harmless from and against any and all Losses which may accrue or be sustained by the Stockholders arising out of or as a result of any of the warranties, representations or covenants of Parent contained in this Agreement being incorrect, untrue or breached. Any Loss shall be limited to those amounts for which the Stockholders do not receive coverage under applicable insurance policies, if any, and shall be net of any Tax benefit actually received by the Stockholders as a result of such Loss. This indemnity shall not take into account any Taxes paid by the Stockholders in connection with payments, if any, by Parent to the Stockholders under this Section 13.4. All indemnification requests of the Stockholders hereunder shall be made by each Stockholder to the Parent.

                                  ARTICLE XIV.

                                  MISCELLANEOUS

        14.1. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

        If to the Company:

                Management Network Group, Inc.
                11613 Tomahawk Creek Parkway
                Suite D
                Leawood, Kansas  66211
                Attention:  President
                Facsimile:  (913) 345-0071

        with a copy to:

                Shughart, Thomson & Kilroy
                12 Wyandotte Plaza
                120 West 12th Street
                Kansas City, Missouri  64105-1929
                Attention:  Jacob W. Bayer, Jr., Esq.
                Facsimile:  (816) 374-0509

        If to Parent or Merger Sub:

                c/o Behrman Capital II L.P.
                126 East 56th Street
                New York, New York 10022
                Attention:  Grant G. Behrman
                Facsimile:  (212) 980-7024

        with a copy to:

                Behrman Capital
                Four Embarcadero Center
                Suite 3640
                San Francisco, California  94111
                Attention:  William M. Matthes
                Facsimile:  (415) 434-7310
        and:

                Latham & Watkins
                75 Willow Road
                Menlo Park, California  94025
                Attention:  Peter F. Kerman, Esq.
                Facsimile: (650) 463-2600

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

        14.2. Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        14.3. Governing Law. The laws of the state of Kansas shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding by a party hereto with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any state or federal court of competent jurisdiction in the State of Kansas, and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of a party hereto to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over any party hereto, in such other jurisdictions and in such manner, as may be permitted by applicable law. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction in the State of Kansas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against a party hereto with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Kansas, and each party hereto hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.

        14.4. "Material Adverse Effect" or "Material Adverse Change". "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with a party, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business, prospects, operations, results of operations, assets or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

        14.5. Taxes. For purposes of this Agreement, the term "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under

Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, the term "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        14.6. Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

        14.7. Integration of Schedule and Exhibits. The Company Disclosure Schedule and all other schedules and exhibits attached to this Agreement is an integral part of this Agreement as if fully set forth herein.

        14.8. Entire Agreement; No Third-Party Beneficiaries. This instrument, including the Disclosure Schedules and all exhibits and schedules attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        14.9. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

        14.10. Binding Effect; No Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties hereto.

        14.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        14.12. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at Law or in equity.

        14.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

        IN WITNESS WHEREOF, each of Parent, the Company and each of the Stockholders have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.


PARENT:                                 THE COMPANY:

BEHRMAN CAPITAL II L.P.,                MANAGEMENT NETWORK GROUP, INC.,
a Delaware limited partnership          a Kansas corporation

By: Behrman Brothers, LLC,              By:
    its general partner                    -------------------------------------
                                           Richard P. Nespola,
                                           President and Chief Executive Officer

By:
   ------------------------------
   Grant G. Behrman,
   Managing Member

STRATEGIC ENTREPRENEUR                  THE STOCKHOLDERS:
FUND II, L.P., a Delaware limited
partnership
                                        ----------------------------------------
                                        Richard P. Nespola

By:
   ------------------------------       ----------------------------------------
   Grant G. Behrman,                    Micky K. Woo
   General Partner
                                        ----------------------------------------
MERGER SUB:                             Alan H. Staples

BEHRMAN CAPITAL TMNG, INC.,             ----------------------------------------
a Delaware corporation                  Ralph R. Peck

By:
   ------------------------------
   Grant G. Behrman,
   President